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                                                                   EXHIBIT 10(b)


                        AMENDMENT TO EMPLOYMENT AGREEMENT

         THIS AMENDMENT to that certain Employment Agreement ("The Agreement"), dated December 15, 1998, by and among The Sands Regent ("Sands"), a Nevada corporation, and Ferenc B. Szony, ("Executive"), is made and entered into as of December 15, 1999.

         WHEREAS, The Agreement has been extended under its terms until December 15, 2001; and

         WHEREAS, Sands desires to secure the services of Executive, and Executive is willing to provide such services, each upon the terms and subject to the conditions set forth in The Agreement as amended herewith.

         NOW, THEREFORE, in consideration of the premises, the parties agree to modify Paragraph 5 of The Agreement to add subparagraph (d) to read as follows:

                  (d) In the event that a Change In Control, as defined in The Agreement, has not taken place prior to December 15, 2000, Executive's annual salary shall be increased to a rate of $370,000 per annum at December 15, 2000 and thereafter shall receive annual salary reviews by the Board of Directors provided that such salary shall not be reduced below $370,000 per year. In the event that a Change In Control has taken place prior to December 15, 2000, this subparagraph 5(d) shall be null and void.

         IN WITNESS WHEREOF, the parties have executed this Amendment as of December 15, 1999.

THE SANDS REGENT                                EXECUTIVE


By: /s/ David R. Wood                           /s/ Ferenc B. Szony
    -------------------------------             --------------------------------
        David R. Wood                               Ferenc B. Szony
        Executive Vice President